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                                                                     Exhibit 4.5

                                  Assignment


     United Investors Management Company ("UIMCO"), a Delaware corporation, hereby assigns, transfers and conveys to Liberty National Life Insurance Company ("LNL"), an Alabama corporation, that Promissory Note dated December 23, 1996 of Waddell & Reed Financial Services, Inc. payable to said UIMCO in the original principal amount of $123,947,000, effective this 23rd day of December, 1996. Said Promissory Note, which is attached hereto, is assigned by UIMCO to LNL in partial satisfaction of a dividend of even date on the outstanding common stock of UIMCO held of record by LNL in the total amount of $133,947,000.

     In Witness Whereof, the undersigned, UIMCO has caused this Assignment to be duly executed under its hand and seal on this 23rd day of December, 1996.


                                           United Investors Management Company


Attest: /s/ Carol A. McCoy                 by /s/ Michael Klyce
       --------------------------            -----------------------------
       Assistant Secretary                   Its Treasurer